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Exhibit 99.2

ELECTION FORM

This Election Form is being delivered in connection with the Agreement and Plan of Merger (the "Merger Agreement"),
dated February 14, 2007, by and between TALX Corporation ("TALX"), Equifax Inc. ("Equifax"), and Chipper Corporation, a wholly-owned subsidiary of Equifax ("Chipper")

EXCHANGE AGENT: COMPUTERSHARE INVESTOR SERVICES, LLC

Delivery By Mail TALX Corporation c/o Computershare P.O. Box 859208 Braintree, MA 02185-9208	To be effective, this Election Form must be received by the Exchange Agent no later than 5:00 p.m., Eastern time, on May 14, 2007. Please read the instructions carefully before completing this form.

For information call Mellon Investor Services, L.L.C. (the "Proxy Solicitor") at the following numbers:

Tel: (201) 680-5285 (collect)
Toll Free: (866) 323-8164	By Hand or Overnight Courier TALX Corporation c/o Computershare 161 Bay State Drive Braintree, MA 02184

The following election applies to all shares represented by share certificates or held in uncertificated form:

Names(s) and Addresses of Registered Holder(s) Please fill in, if blank, exactly as name(s) appear(s) on Certificate(s)		Number of Shares (held in certificated, uncertificated, or book-entry form)	Certificate No(s) (if applicable)*

TOTAL SHARES>

* Certificate numbers are not required if the shares are being delivered by book-entry transfer.

ELECTION OPTIONS (MARK ONLY ONE BOX)
EXPIRATION 5:00 P.M., EASTERN TIME, MAY 14, 2007

I hereby elect to receive the following as consideration for my shares of TALX common stock described in this Election Form:

☐
STOCK ELECTION—Exchange all shares for stock—0.861 of a share of Equifax common stock for each TALX share, plus cash in lieu of any fractional shares ("Stock Election")

☐
CASH ELECTION—Exchange all shares for cash—$35.50 per share ("Cash Election")

☐
MIXED ELECTION*—

                 shares of TALX common stock converted into a cash payment of $35.50 per share shares of TALX common stock converted into 0.861 of a share of Equifax common stock for each TALX share, plus cash in lieu of any fractional shares

    *  Please note that the total number of shares specified above should equal the total number of shares of TALX common stock you own of record.

    If you make a proper mixed election and on the effective date of the merger you own some, but not all, of the shares with respect to which you made a proper mixed election (and you did not revoke the election), the shares you own will be treated in proportionally the same manner as the mixed election you selected above.

☐
NON-ELECTION: No preference with respect of either Equifax common stock or cash.

Important: If you do not select an option or select more than one, you will be deemed to have made no election and the shares shall be designated "Non-Election" Shares. In addition, your election is subject to certain limits and allocation procedures set forth in the Merger Agreement.

It is understood that this election is subject to the terms, conditions, and limitations set forth in the Merger Agreement and this Election Form. In particular, all elections are subject to the limitation that, on an aggregate, basis 75% of the TALX common stock will be converted into Equifax common stock and 25% to the TALX common stock will be converted into cash. Equifax cannot, therefore, ensure that all TALX shareholders will receive their election choices. Any adjustments to the election will be made in accordance with the allocation and proration procedures set forth in the Merger Agreement that is attached as Appendix A to the proxy statement/prospectus.

This Election Form will be effective for the lesser of the number of the shares you own (i) on the Election Deadline; or (ii) on the effective date of the merger. If you make a proper election and subsequently transfer some or all of your shares of TALX common stock prior to the effective date of the merger, this Election Form will not be effective as to the shares of TALX common stock so transferred and the new owner must file his or her own Election Form prior to the Election Deadline. If the new owner fails to file his or her own Election Form prior to the Election Deadline, the new owner will be deemed to have made a non-election. If you purchase additional shares of TALX common stock after the date of this Election Form you will need to file a new Election Form prior to the Election Deadline to cover all of your shares, including such additional shares. This Election Form, if properly executed and delivered, will revoke all other prior dated Election Forms submitted by the undersigned. Please make certain that this Election Form is accurate and covers the total number of TALX shares that you own.

CONDITIONS AND LIMITATIONS

Each election is subject to the terms, conditions and limitations that have been set forth in the Merger Agreement, the instructions and terms herein and the proxy statement/prospectus dated April 9, 2007, which was mailed to TALX shareholders on or about April 13, 2007, in connection with the special meeting of TALX shareholders. Extra copies of this Election Form or of the proxy statement/prospectus may be requested from Mellon Investor Services, L.L.C., TALX's proxy solicitor, by calling toll-free (866) 323-8164, as indicated at the beginning of this Election Form. By filing this Election Form with the Exchange Agent, you are acknowledging that you have received the proxy statement/prospectus.

To be effective, this election form must be properly completed, signed and received by the Exchange Agent at the address above prior to the Election Deadline. If the Exchange Agent does not receive a valid Election Form prior to the Election Deadline, you will be deemed to have made no election and your shares shall be designated "Non-Election" shares.

PLEASE DO NOT SEND IN YOUR TALX STOCK CERTIFICATES AT THIS TIME.

        The Election Form must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. Election Forms executed by trustees, executors, administrators, guardians, officers of corporations or others acting in a fiduciary capacity who are not identified as the record shareholders in TALX's corporate books must be accompanied by proper evidence of the signer's authority to act.

Registered Holder	Social Security (or Taxpayer Identification Number, if applicable)

Registered Holder	Social Security (or Taxpayer Identification Number, if applicable)

Date:	Daytime Phone Number:

The Merger Agreement generally provides that, if the merger is completed, each share of TALX common stock will be converted into the right to receive, according to each TALX shareholder's election, $35.50 in cash, without interest, or 0.861 of a share of Equifax common stock, as you may designate in this Election Form. However, under the Merger Agreement, TALX and Equifax have agreed that, regardless of the elections made by TALX shareholders, 75% of the outstanding shares of TALX common stock will be converted into shares of Equifax common stock, and the remaining 25% of the shares will be converted into cash. Therefore, the Stock and Cash Elections that you make may be subject to proration to preserve this requirement. As a result, you could receive cash or shares of Equifax common stock for greater or fewer TALX shares than you specify in this Election Form. If you make a non-election or if you fail to make a valid election, you may receive, in respect of those shares, cash, Equifax common stock, or a mix of cash and shares of Equifax common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other TALX shareholders using the proration adjustment. A complete description of the Merger and of the election and allocation procedures is included in the proxy statement/prospectus dated April 9, 2007 (the "Proxy Statement/Prospectus"), which was mailed to TALX shareholders on or about April 13, 2007. Please read the Proxy Statement/Prospectus carefully.

TALX shareholders are being given the opportunity to elect the preferred form of consideration to be received by them in the merger. If you do not make an election by the Election Deadline you will be deemed to have made non-election for your shares of TALX common stock. For a full discussion of the merger and effect of this election, see the Proxy Statement/Prospectus.

This election governs the consideration that you, as a shareholder of TALX, will receive if the merger is approved and consummated. This election may also affect the income tax treatment of the consideration that you receive. Each TALX shareholder is urged to consult his or her own tax advisor regarding the tax consequences of the merger to him or her.

INSTRUCTIONS
(Please read carefully the instructions below)

1.
ELECTION DEADLINE: For any election contained herein to be considered, this Election Form, properly completed and signed, must be received by the Exchange Agent at the address on the front of this Election Form no later than 5:00 p.m., Eastern Time, on May 14, 2007 (the "Election Deadline"). Equifax, in its sole reasonable discretion, will determine whether any Election Form is received on a timely basis and whether an Election Form has been properly completed. Any good faith decision by Equifax in its reasonable discretion regarding such matters will be binding and conclusive. Equifax will not be under any obligation to notify any person of any defect in an Election Form.

2.
DESCRIPTION OF SHARES: Indicate the number of certificated, uncertificated, or book-entry shares and, if applicable for certificated shares, the certificate numbers. If you hold your shares through a broker-dealer or other nominee, please contact that firm for separate instructions on how to effect your election with respect to those shares.

3.
YOUR ELECTION: Mark only one box under the heading "Election Options" on the Election Form. By completing the Election Form, you are electing:

(a)
to have all of your shares of TALX common stock converted into the right to receive shares of Equifax common stock (a "Stock Election"), OR

(b)
to have all of your shares of TALX common stock converted into the right to receive cash per share in the amount of $35.50, without interest (a "Cash Election"), OR

(c)
to have the indicated number of your shares of TALX common stock converted into the right to receive cash per share in the amount of $35.50, and the indicated number of your shares of TALX common stock converted into the right to receive shares of Equifax common stock, subject to adjustment as described above (a "Mixed Election"), OR

(d)
to indicate that you make no election.

(e)
If the "NON-ELECTION" box is checked or you are otherwise deemed to have made a non-election, you may receive, in respect of those shares, cash, Equifax common stock, or a mix of cash and shares of Equifax common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other TALX shareholders using the proration adjustment.

4.
REVOCATION OR CHANGE OF ELECTION FORM: Any Election Form may be revoked or changed by written notice from the person submitting such form to the Exchange Agent, but to be effective such notice must be received by the Exchange Agent at or prior to the Election Deadline. Equifax will have reasonable discretion to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made.

          A properly completed Election Form that is dated after this Election Form and is received by the Exchange Agent before the Election Deadline will revoke this Election Form in its entirety and, to be effective, such later-dated Election Form should make an election with respect to all TALX shares owned by the shareholder as of such later date. Any good faith decision by Equifax in its reasonable discretion regarding such matters will be binding and conclusive. Equifax will not be under any obligation to notify any person of any defect in an Election Form.

5.
FORMS OF ELECTION BY NOMINEES: Any registered holder of TALX common stock who is a nominee for more than one beneficial owner (provided, however, that shares of TALX common stock held in one account by joint owners will be deemed owned by one beneficial owner) must submit a separate election form for each distinct beneficial owner. Upon the request of Equifax, such registered holder will be required to certify to the satisfaction of Equifax that such registered holder holds those shares of TALX common stock subject to an election as nominee for the beneficial owner covered by such election form and for no other beneficial owner(s).

6.
METHOD OF DELIVERY: The Election Form must be delivered to the Exchange Agent. Do not send the Election Form to TALX. Delivery will be deemed effective only when received by the Exchange Agent at the address specified in this Election Form. A return envelope is enclosed. The method of delivery of the Election Form is at your election and at your risk; however, if the Election Form is sent by mail, it is recommended that it be sent by overnight courier or by registered mail, with return receipt requested.

7.
INADEQUATE SPACE: If the space provided in this form is inadequate, the stock certificate numbers and the numbers of shares of TALX common stock represented by those certificates should be listed on additional sheets and attached to this form.

8.
MISCELLANEOUS: Equifax is not under any duty to give notification of defects in any Election Form. Equifax shall not incur any liability for failure to give such notification. Equifax will have the reasonable discretion to disregard immaterial defects in Forms of Election. If Equifax or its designee reasonably determines that any election was not properly or timely made, such purported election will be deemed to be of no force and effect, and the holder making such election will be deemed to have made a non-election.

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ELECTION FORM
CONDITIONS AND LIMITATIONS
PLEASE DO NOT SEND IN YOUR TALX STOCK CERTIFICATES AT THIS TIME.
INSTRUCTIONS (Please read carefully the instructions below)